UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 22, 2005

Alico, Inc.

                                              Florida                                     0-261                                  59-0906081
                                              (State of other jurisdiction    (Commission                    (IRS Employer
                                                of incorporation)                     File Number)                    Identification No.)

                                              P.O. Box 338, La Belle, FL                                                 33975
                                   (Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. other events.

Incorporated by reference is a press release issued by the Registrant on September 22, 2005, attached as Exhibit 99.1, announcing clarification of July 13, 2005 press release.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing clarification of July 13, 2005 press release, dated September 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: September 22, 2005

By: /s/ John R. Alexander
             John R. Alexander
             President & Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

Clarification of July 13, 2005 Press Release

Alico to Recognize Gain on Real Estate Sale

La Belle, FL, September 22, 2005 -- Alico, Inc., (NASDAQ: ALCO) a leading agribusiness company operating in Central and Southwest Florida, issued a clarification regarding the closing of the previously-announced sale of approximately 4,538 acres in Lee County, Florida to Ginn LA Naples, LTD, LLLP for $62.9 million by its subsidiary Alico-Agri, LTD. Under the terms of the contract, Ginn paid $6.3 million, or 10% of the total purchase price in cash on July 13, 2005 with Alico-Agri holding a first mortgage that provides for the balance of the purchase price to be paid in four equal annual installments together with accrued interest. The proceeds were placed in escrow to allow for the possibility of a 1031 like-kind exchange should the Company elect that option.

It was previously reported that if Alico-Agri chooses to receive cash, the gain (net of income taxes of $21.0 million) over the next two years from this contract would be $33.4 million or $4.53 per share, consisting of approximately $3.3 million or $0.45 per share to be recognized in the fourth quarter of fiscal year 2005 and $30.1 million or $4.08 per share recognized in the fourth quarter of fiscal year 2006 upon receipt of the first scheduled mortgage principal payment. It was also previously reported that if Alico-Agri exercises its option under the like-kind exchange rules, no gain would be recognized for book or tax purposes for the portion of the property exchanged.

The company would like to make the following clarifications: Upon final settlement and closing of the transaction, it was determined that the gain from this transaction (net of income taxes of $19.7) over the next two years will be $32.2 million or $4.37 per share, consisting of approximately $3.3 million or $0.45 per share to be recognized in the fourth quarter of fiscal year 2005 and $28.9 million or $3.92 per share recognized in the fourth quarter of fiscal 2006 upon receipt of the first scheduled mortgage principal payment. Also, no gain will be recognized for tax purposes for the portion of the property exchanged; gain will be recognized, however, for financial statement purposes with respect to property so exchanged.

About Alico

Alico, Inc., a leading agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk counties. The Company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

For Further Information Contact: John R. Alexander
                                                             La Belle, Florida
                                                             (863) 675-2966

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to the expected tax or accounting treatment of the sale are predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.